Allianz Global Investors Dynamic Multi-Asset Plus Portfolio

Amendment No. 46 to the Management Agreement by and between Met Investors Series Trust (the Registrant) on behalf of the Allianz Global Investors Dynamic Multi-Asset Plus Portfolio, and MetLife Advisers, LLC, is hereby incorporated by reference to the filing by the Registrant of such agreement in Post-Effective Amendment No. 68 on Form N-1A filed with the Securities and Exchange Commission on April 24, 2014.

The Investment Subadvisory Agreement for Allianz Global Investors Dynamic Multi-Asset Plus Portfolio by and between MetLife Advisers, LLC and Allianz Global Investors U.S. LLC, is hereby incorporated by reference to the filing by the Registrant of such agreement in Post-Effective Amendment No. 68 on Form N-1A filed with the Securities and Exchange Commission on April 24, 2014.